Exhibit 99.2

PART I – FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

CAREFUSION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Quarters Ended December 31,		Six Months Ended December 31,
(in millions, except per share amounts)	2014	2013	2014	2013
Revenue	$1,069	$922	$1,991	$1,752
Cost of Products Sold	534	456	999	863

Gross Profit	535	466	992	889
Selling, General and Administrative Expenses	279	257	544	505
Research and Development Expenses	49	47	98	95
Restructuring and Acquisition Integration Charges	32	10	51	21
Share of Net (Earnings) Loss of Equity Method Investee	(3)	—	(5)	—

Operating Income	178	152	304	268
Interest Expense and Other, Net	26	21	54	41

Income Before Income Tax	152	131	250	227
Provision (Benefit) for Income Tax	(21)	34	1	52

Net Income	$173	$97	$249	$175

PER SHARE AMOUNTS:
Basic Earnings per Common Share:
Basic Earnings per Common Share	$0.85	$0.46	$1.22	$0.83
Diluted Earnings per Common Share:
Diluted Earnings per Common Share	$0.83	$0.45	$1.20	$0.81
Weighted-Average Number of Common Shares Outstanding:
Basic	204.1	210.5	204.1	212.2
Diluted	207.3	213.7	207.2	215.5

See accompanying notes to unaudited condensed consolidated financial statements

CAREFUSION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	Quarters Ended December 31,		Six Months Ended December 31,
(in millions)	2014	2013	2014	2013
Net Income	$173	$97	$249	$175

Other Comprehensive Income (Loss), Net of Tax:
Foreign Currency Translation Adjustments	(38)	2	(91)	19
Unrealized Loss on Minimum Pension Liability	—	—	(1)	—
Unrealized Gain on Derivatives	—	7	—	11

Comprehensive Income, Net of Tax	$135	$106	$157	$205

See accompanying notes to unaudited condensed consolidated financial statements

CAREFUSION CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions, except per share data)	December 31, 2014	June 30, 2014
ASSETS
Current Assets:
Cash and Cash Equivalents	$1,846	$2,303
Trade Receivables, Net	517	574
Current Portion of Net Investment in Sales-Type Leases	228	290
Inventories, Net	503	441
Prepaid Expenses	34	29
Other Current Assets	147	84

Total Current Assets	3,275	3,721

Property and Equipment, Net	435	448
Net Investment in Sales-Type Leases, Less Current Portion	1,009	970
Goodwill	3,312	3,311
Intangible Assets, Net	972	1,016
Investments in Unconsolidated Entities	104	99
Other Assets	91	90

Total Assets	$9,198	$9,655

LIABILITIES AND EQUITY
Current Liabilities:
Current Portion of Long-Term Obligations and Other Short-Term Borrowings	$4	$454
Accounts Payable	177	206
Deferred Revenue	100	95
Accrued Compensation and Benefits	168	194
Other Accrued Liabilities	244	246

Total Current Liabilities	693	1,195

Long-Term Obligations, Less Current Portion	1,988	1,990
Deferred Income Taxes	610	607
Other Liabilities	400	473

Total Liabilities	3,691	4,265

Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock (50.0 Authorized Shares; $.01 Par Value) Issued – None	—	—
Common Stock (1,200.0 Authorized Shares; $.01 Par Value) Issued – 236.6 and 234.5 shares at December 31, 2014 and June 30, 2014, respectively	2	2
Treasury Stock, at cost, 32.4 and 30.1 shares at December 31, 2014 and June 30, 2014, respectively	(1,185)	(1,082)
Additional Paid-In Capital	5,111	5,048
Retained Earnings	1,714	1,465
Accumulated Other Comprehensive Loss	(135)	(43)

Total Stockholders’ Equity	5,507	5,390

Total Liabilities and Stockholders’ Equity	$9,198	$9,655

See accompanying notes to unaudited condensed consolidated financial statements

CAREFUSION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended December 31,
(in millions)	2014	2013
Cash and Cash Equivalents at July 1	$2,303	$1,798

Cash Flows from Operating Activities:
Net Income	249	175
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	99	93
Other Non-Cash Items	52	56
Change in Operating Assets and Liabilities, Excluding Impact of Acquired Assets and Assumed Liabilities:
Trade Receivables	53	15
Inventories	(60)	(9)
Net Investment in Sales-Type Leases	22	59
Accounts Payable	(30)	(13)
Other Accrued Liabilities and Operating Items, Net	(179)	(79)

Net Cash Provided by Operating Activities	206	297

Cash Flows from Investing Activities:
Cash Paid for Acquisitions, Net of Cash Received	(37)	(501)
Additions to Property and Equipment	(49)	(37)
Other Investing Activities	(4)	(1)

Net Cash Used in Investing Activities	(90)	(539)

Cash Flows from Financing Activities:
Repayment of Current Portion of Long-Term Obligations	(452)	(1)
Share Repurchase Programs	(111)	(301)
Proceeds from Stock Option Exercises	34	51
Other Financing Activities	(2)	(8)

Net Cash Used in Financing Activities	(531)	(259)

Effect of Exchange Rate Changes on Cash	(42)	12
Net Decrease in Cash and Cash Equivalents	(457)	(489)

Cash and Cash Equivalents at December 31, Attributable to Net Income	$1,846	$1,309

Non-Cash Investing and Financing Activities:
Asset Acquired by Entering into Capital Lease	$—	$4

See accompanying notes to unaudited condensed consolidated financial statements

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. BASIS OF PRESENTATION

Basis of Presentation. Unless the context otherwise requires, references in these notes to the unaudited condensed consolidated financial statements to “CareFusion Corporation”, “CareFusion”, “we”, “us”, “our”, “the company” and “our company” refer to CareFusion Corporation and its consolidated subsidiaries. References in these notes to the unaudited condensed consolidated financial statements to “Cardinal Health” refer to Cardinal Health, Inc., an Ohio corporation, and its consolidated subsidiaries.

We were incorporated in Delaware on January 14, 2009, for the purpose of holding the clinical and medical products businesses of Cardinal Health in anticipation of spinning off from Cardinal Health. We completed the spinoff from Cardinal Health on August 31, 2009.

The unaudited condensed consolidated financial statements included herein have been prepared in accordance with the U.S. Securities and Exchange Commission (“SEC”) instructions for Quarterly Reports on Form 10-Q. Accordingly, the condensed consolidated financial statements are unaudited and do not contain all the information required by U.S. Generally Accepted Accounting Principles (“GAAP”) to be included in a full set of financial statements. The unaudited condensed consolidated balance sheet at June 30, 2014, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by GAAP for a complete set of financial statements. The audited consolidated financial statements for our fiscal year ended June 30, 2014, filed with the SEC with our Annual Report on Form 10-K on August 11, 2014, include a summary of our significant accounting policies and should be read in conjunction with our Form 10-Q, filed with the SEC on February 6, 2015, and the information contained in this Exhibit 99.2. In the opinion of management, all material adjustments necessary to present fairly the results of operations for such periods have been included herein. All such adjustments are of a normal recurring nature. The results of operations for interim periods are not necessarily indicative of the results of operations for the entire year.

We have evaluated subsequent events for recognition or disclosure through the date these financial statements were issued.

Our two global operating and reportable segments are Medical Systems and Procedural Solutions, which focus primarily on our medical equipment business lines and disposable products business lines, respectively:

Medical Systems. The Medical Systems segment is organized around our medical equipment business lines. Within the Medical Systems segment, we operate our Dispensing Technologies, Infusion Systems and Respiratory Technologies business lines. The Dispensing Technologies business line includes equipment and related services for medication and supply dispensing. The Infusion Systems business line includes infusion pumps and dedicated disposable infusion sets and accessories. The Respiratory Technologies business line includes respiratory ventilation and diagnostics equipment and dedicated consumables used during respiratory diagnostics and therapy. We also include our data mining surveillance service business within the Medical Systems segment, which we report as “Other.”

Procedural Solutions. The Procedural Solutions segment is organized around our disposable products and reusable surgical instruments business lines. Within the Procedural Solutions segment, we operate our Infection Prevention, Medical Specialties and Specialty Disposables business lines. The Infection Prevention business line includes single-use skin antiseptic and other patient-preparation products and specialty intravenous (“IV”) infusion valves, administration sets and accessories. The Medical Specialties business line includes interventional specialty products used for biopsy, drainage and other procedures, as well as reusable surgical instruments. The Specialty Disposables business line includes non-dedicated disposable ventilator circuits and oxygen masks used for providing respiratory therapy, as well as single-use consumables for respiratory care and anesthesiology.

New Accounting Pronouncements

ASU 2014-09. In May 2014, the FASB issued ASU 2014-09 - Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 outlines a single comprehensive model for accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. ASU 2014-09 requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. We will adopt the requirements of ASU 2014-09 once it becomes effective beginning with the Company’s first quarter of fiscal year 2018. We are currently assessing the impact on our financial condition, results of operations and cash flows as a result of the adoption of ASU 2014-09.

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 2. PROPOSED MERGER WITH BECTON, DICKINSON AND COMPANY

On October 5, 2014, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Becton, Dickinson and Company, a New Jersey corporation (“BD”), and Griffin Sub, Inc., a Delaware corporation and wholly owned subsidiary of BD (“Merger Corp”). The Merger Agreement provides, among other things, that, upon the terms and subject to the conditions set forth therein, Merger Corp will merge with and into our company, with our company surviving as a wholly-owned subsidiary of BD (the “Merger”). In the Merger, holders of our common stock will receive (i) $49.00 in cash, without interest and (ii) 0.0777 of a share of common stock, par value $1.00 per share, of BD. Completion of the Merger is subject to customary closing conditions, including, among others, (1) the adoption of the Merger Agreement by our stockholders, (2) declaration of the effectiveness by the Securities and Exchange Commission (the “SEC”) of the Registration Statement on Form S-4 filed by BD in connection with the registration of the shares of BD Stock to be issued in the Merger, (3) approval for listing on the New York Stock Exchange of the BD Stock to be issued in the Merger, (4) obtaining antitrust approvals in the United States and Europe, (5) subject to certain exceptions, the accuracy of the representations and warranties in the Merger Agreement and (6) material compliance with the obligations under the Merger Agreement.

As of the date hereof, several of the closing conditions have been satisfied. On December 17, 2014, the SEC declared effective the Registration Statement on Form S-4 filed by BD, and on January 21, 2015, our stockholders voted to adopt the Merger Agreement. In addition, the closing condition related to antitrust approval in the United States was satisfied on November 19, 2014, when the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended expired.

For additional information related to the Merger Agreement, please refer to our Current Report on Form 8-K filed with the SEC on October 6, 2014 (the “October 6th Form 8-K”) and our definitive proxy statement related to the Merger filed with the SEC on December 19, 2014, and additional proxy materials filed with the SEC on January 5, 2015. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement attached as Exhibit 2.1 to the October 6th Form 8-K.

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 3. ACQUISITIONS

Acquisition of Vital Signs. On November 18, 2013, we announced the signing of a definitive agreement to acquire the Vital Signs business of General Electric Company’s Healthcare division (“Vital Signs”) for $500 million. Vital Signs is a leading manufacturer of single-use consumables for respiratory care and anesthesiology, and also markets products for temperature management and patient monitoring consumables. On December 30, 2013, we acquired the outstanding equity of certain entities included within the Vital Signs business and other business assets and liabilities in the U.S., China and certain other geographies using approximately $473 million of cash on hand. In March 2014, we completed additional closings for various countries using approximately $17 million of cash on hand. During the six months ended December 31, 2014, we completed the closing of the Vital Signs business in Germany, using approximately $8 million of cash on hand. The payment of purchase prices in connection with each closing is subject to customary closing conditions and regulatory review. The results of operations of all closings completed as of December 31, 2014, for the Vital Signs transaction are included in the Procedural Solutions segment.

The transaction has been accounted for as a business combination and requires, among other things, that assets acquired and liabilities assumed are recognized at their fair values as of the acquisition date.

Based on our estimate for the net working capital adjustment, and net of cash and cash equivalents acquired, we determined a net purchase price associated with the fiscal year 2014 and the fiscal year 2015 closings, as set forth below. The following table summarizes the assignment of the net purchase price to the fair values of the tangible and identifiable intangible assets acquired and liabilities assumed in these closings, based on their estimated fair values at the applicable acquisition date. Balances are reflected in the accompanying condensed consolidated balance sheets as of December 31, 2014.

(in millions)	Fiscal Year 2014 Closings	Fiscal Year 2015 Closings
Cash Paid	$492	$10
Cash and Cash Equivalents Acquired, Net of Net Working Capital Adjustments	(2)	—

Net Purchase Price	$490	$10

(in millions)	Fiscal Year 2014 Closings	Fiscal Year 2015 Closings
Trade Receivables	$19	$—
Inventories	40	7
Other Current Assets	13	—
Property and Equipment	37	—
Intangible Assets	298	—
Goodwill	230	3
Current Liabilities and Borrowings	(41)	—
Deferred Income Taxes	(101)	—
Other Long-Term Liabilities	(5)	—

Net Assets Acquired	$490	$10

Intangible assets represent customer relationships ($257 million), developed technology ($31 million), and trademarks and patents ($10 million) which have estimated weighted average useful lives of 20 years, 7 years and 6 years, respectively. The intangible assets have a total estimated weighted average useful life of 18 years. The estimated fair value of the identifiable intangible assets was determined using the “income based approach,” which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of those asset valuations include the estimated net cash flows for each year for each asset or product (including net revenues, cost of sales, research and development expenses, selling and marketing costs and working capital/asset contributory asset charges), the appropriate

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream as well as other factors. The discount rates used to arrive at the present value of intangible assets as of the acquisition date ranged from 10.5% to 12.5% to reflect the internal rate of return and incremental commercial uncertainty in the cash flow projections. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change. Actual results may vary significantly from estimated results.

Various factors contributed to the establishment of goodwill, including an expanded global footprint and scale, Vital Signs’ history of operating margins and profitability, and the opportunity for us to generate revenue by supplementing our existing respiratory and anesthesia consumables product portfolios. The goodwill recognized from the Vital Signs acquisition may be deductible for tax purposes to the extent related to the acquisition of identifiable intangible assets. All goodwill from the Vital Signs acquisition was assigned to the Procedural Solutions segment.

Deferred income taxes primarily result from fair value adjustments to identifiable intangible assets. In a stock acquisition associated with the purchase of a business, the fair value adjustments create excess book basis over the tax basis of those assets for which we record deferred income tax liabilities using the statutory tax rate for the jurisdiction in which the deferred income taxes exist.

For the quarter and six months ended December 31, 2014, revenue associated with Vital Signs was $70 million and $138 million, respectively. Pro forma results of operations have not been presented because the effect of the acquisition was not material to our unaudited condensed consolidated financial statements.

NOTE 4. INVESTMENTS IN UNCONSOLIDATED ENTITIES

Investments in unconsolidated entities reflect investments that we make from time to time in privately held companies. When an investment allows us to exert significant influence over the investee, we account for the investment under the equity method, and we record a share of the net earnings of the investee in our consolidated statements of income. When an investment does not allow us to exert significant influence, and it lacks a readily determinable fair value, we account for the investment under the cost method. The following table sets forth information relating to these investments:

(in millions)	December 31, 2014	June 30, 2014
Equity Method Investments
Cost	$87	$87
Share of Net Earnings of Equity Method Investee	7	3

Carrying Value of Equity Method Investments	$94	$90

Cost Method Investments
Carrying Value of Cost Method Investments	$10	$9

Total Investments in Unconsolidated Entities	$104	$99

As of December 31, 2014, our equity method investments consisted primarily of our investment in Caesarea Medical Electronics Ltd. (“CME”), a global infusion pump manufacturer. CME, headquartered in Israel, designs, manufactures and markets a range of infusion and syringe pumps as well as related accessories and disposable administration sets for both homecare and hospital settings. We completed this investment transaction in March 2014 and received a 40 percent non-controlling equity interest in CME for approximately $86 million, which we funded with existing cash on hand. CME continues to operate independently from us. Additionally, we have the right to increase our ownership percentage by purchasing an additional 40 percent equity interest of CME (“Call Option”), exercisable any time before March 2017. The seller also has the right to require CareFusion to acquire the remaining 60 percent of CME (“Put Option”), which is exercisable only upon certain conditions, one of which is if we fail to exercise our Call Option. The Call Option and Put Option were deemed to be freestanding financial instruments. The Call Option does not meet the definition of a derivative and the Put Option’s fair value is not significant. The Company determined that CME did not meet the definition of a Variable Interest Entity (“VIE”).

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 5. EARNINGS PER SHARE

For the quarters and six months ended December 31, 2014 and 2013, basic earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per common share is calculated to give effect to all dilutive securities, using the treasury stock method.

The following table sets forth the reconciliation of basic and diluted earnings per share for the quarters and six months ended December 31, 2014 and 2013:

	Quarters Ended December 31,		Six Months Ended December 31,
(shares in millions)	2014	2013	2014	2013
Denominator for Basic Earnings per Share	204.1	210.5	204.1	212.2
Effect of Dilutive Securities:
Stock Options	2.3	2.1	2.1	2.1
Restricted Stock Units and Performance Stock Units	0.9	1.1	1.0	1.2

Denominator for Diluted Earnings per Share - Adjusted for Dilutive Securities	207.3	213.7	207.2	215.5

The potentially dilutive stock options, restricted stock units and performance stock units that would have been excluded because the effect would have been antidilutive for the quarters and six months ended December 31, 2014 were 0.0 million and 0.4 million, respectively, as compared to 2.0 million and 1.7 million for the quarter and six months ended December 31, 2013, respectively. Basic and diluted earnings per share amounts are computed independently in the unaudited condensed consolidated statements of income. Therefore, the sum of per share components may not equal the per share amounts presented.

From time to time, our Board of Directors authorizes share repurchase programs for the repurchase of our common stock through open market and private transactions. The manner and pace of our repurchases under these programs is based on market conditions and other relevant factors. As a result of the proposed merger with BD, we have suspended repurchases of our common stock under our share repurchase programs.

In August 2013, we announced that our Board of Directors had approved a share repurchase program authorizing the repurchase of up to $750 million of our common stock. We have repurchased a total of 16.9 million shares of our common stock under this program for an aggregate of $680 million (excluding commissions and fees). Under this program, we repurchased a total of 2.3 million shares for an aggregate of $103 million (excluding commissions and fees) during the quarter ended September 30, 2014. We did not repurchase any shares under this program during the quarter ended December 31, 2014.

In August 2014, our Board of Directors authorized the repurchase of an additional $750 million of our common stock through June 2016. We have not repurchased any shares under this program.

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 6. RESTRUCTURING AND ACQUISITION INTEGRATION CHARGES

Restructuring liabilities are measured at fair value and recognized as incurred. Acquisition integration charges are expensed as incurred.

The following is a summary of restructuring and acquisition integration charges for the quarters and six months ended December 31, 2014 and 2013:

	Quarters Ended December 31,		Six Months Ended December 31,
(in millions)	2014	2013	2014	2013
Restructuring Charges	$7	$10	$17	$21
Acquisition Integration Charges	25	—	34	—

Total Restructuring and Acquisition Integration Charges	$32	$10	$51	$21

Restructuring Charges

We periodically incur costs to implement restructuring efforts for specific operations, which are recorded within our unaudited condensed consolidated statements of income as they are incurred. Our restructuring efforts focus on various aspects of operations, including closing and consolidating certain manufacturing operations, rationalizing headcount, and aligning operations in the most strategic and cost-efficient structure.

The following tables include information regarding our current restructuring programs:

	Six Months Ended December 31, 2014
(in millions)	Accrued at June 30, 20141	Accrued Costs	Cash Payments	Accrued at December 31, 20141
Total Restructuring Programs	$10	$17	$(19)	$8

1	Included within “Other Accrued Liabilities” in the unaudited condensed consolidated balance sheets.

	Six Months Ended December 31, 2013
(in millions)	Accrued at June 30, 20131	Accrued Costs	Cash Payments	Accrued at December 31, 20131
Total Restructuring Programs	$7	$21	$(14)	$14

1	Included within “Other Accrued Liabilities” in the unaudited condensed consolidated balance sheets.

The following table segregates our restructuring charges into our reportable segments for the quarters and six months ended December 31, 2014 and 2013:

	Quarters Ended December 31,		Six Months Ended December 31,
(in millions)	2014	2013	2014	2013
Medical Systems	$3	$6	$10	$13
Procedural Solutions	4	4	7	8

Total Restructuring Charges	$7	$10	$17	$21

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Acquisition Integration Charges

Costs of integrating operations of various acquired companies are recorded as acquisition integration charges when incurred. The acquisition integration charges incurred during the quarter and six months ended December 31, 2014 were primarily costs related to the proposed merger with BD consisting of legal, advisory, and related transaction fees. For the quarter and six months, acquisition integration charges also include integration charges related to the acquisition of Vital Signs.

Certain restructuring and acquisition costs are based upon estimates. Actual amounts paid may ultimately differ from these estimates. If additional costs are incurred or recognized amounts exceed costs, such changes in estimates will be recognized when they occur.

NOTE 7. INVENTORIES

Inventories, accounted for at the lower of cost or market on a first-in, first-out basis, consisted of the following:

(in millions)	December 31, 2014	June 30, 2014
Raw Materials	$170	$154
Work-in-Process	26	26
Finished Goods	307	261

Inventories, Net	$503	$441

The allowance for excess and obsolete inventories was $51 million and $52 million at December 31, 2014 and June 30, 2014, respectively.

NOTE 8. FINANCING RECEIVABLES

Our net investment in sales-type leases are considered financing receivables. As our portfolio of financing receivables primarily arise from the leasing of our dispensing equipment, the methodology for determining our allowance for credit losses is based on the collective population and not stratified by class or portfolio segment. Allowances for credit losses on the entire portfolio are based on historical experience loss rates and the potential impact of anticipated changes in business practices, market dynamics, and economic conditions. We also reserve individual balances based on the evaluation of customers’ specific circumstances. We write off amounts that are deemed uncollectible. Financing receivables are generally considered past due 30 days after the billing date. We do not accrue interest on past due financing receivables.

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The change in the allowance for credit losses on financing receivables for the six months ended December 31, 2014, consisted of the following:

(in millions)
Balance of allowance for credit losses at June 30, 2014	$6
Charge-offs	(1)
Recoveries	—
Provisions	1

Balance of allowance for credit losses at December 31, 2014	$6

The following table summarizes the credit losses and recorded investment in sales-type leases as of December 31, 2014:

(in millions)
Allowance for credit losses:
Balance at December 31, 2014	$6

Balance: individually evaluated for impairment	$2

Balance: collectively evaluated for impairment	$4

Net Investment in Sales-Type Leases:
Balance at December 31, 2014	$1,237

Balance: individually evaluated for impairment	$2

Balance: collectively evaluated for impairment	$1,235

NOTE 9. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The following table summarizes the changes in the carrying amount of goodwill:

(in millions)	Total
Balance at June 30, 2014	$3,311
Goodwill Acquired, Net of Purchase Price Adjustments	20
Foreign Currency Translation Adjustments	(19)

Balance at December 31, 2014	$3,312

As of December 31, 2014, goodwill for the Medical Systems segment and the Procedural Solutions segment was $2,095 million and $1,217 million, respectively. As of June 30, 2014, goodwill for the Medical Systems segment and the Procedural Solutions segment was $2,107 million and $1,204 million, respectively. The amount set forth above for goodwill acquired reflects the impact of business acquisitions. See note 3 for further information.

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Intangible Assets

Intangible assets with definite lives are amortized over their useful lives which range from 3 to 20 years. The detail of intangible assets by class is as follows:

(in millions)	Weighted Average Life (years)	Gross Intangibles	Accumulated Amortization	Net Intangibles
December 31, 2014
Unamortized Intangibles:
Trademarks	Indefinite	$307	$—	$307

Total Unamortized Intangibles		307	—	307
Amortized Intangibles:
Trademarks and Patents	10	101	56	45
Developed Technology	10	444	260	184
Customer Relationships	18	740	320	420
Other	6	60	44	16

Total Amortized Intangibles	14	1,345	680	665

Total Intangibles		$1,652	$680	$972

June 30, 2014
Unamortized Intangibles:
Trademarks	Indefinite	$307	$—	$307

Total Unamortized Intangibles		307	—	307
Amortized Intangibles:
Trademarks and Patents	10	100	55	45
Developed Technology	10	451	245	206
Customer Relationships	18	741	304	437
Other	7	61	40	21

Total Amortized Intangibles	14	1,353	644	709

Total Intangibles		$1,660	$644	$1,016

Amortization expense is as follows:

	Quarters Ended December 31,		Six Months Ended December 31,
(in millions)	2014	2013	2014	2013
Amortization Expense	$22	$18	$44	$37

Amortization expense for each of the next five fiscal years is estimated to be:

(in millions)	2015	2016	2017	2018	2019
Amortization Expense	$88	$84	$77	$67	$45

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 10. RECLASSIFICATIONS OUT OF ACCUMULATED OTHER COMPREHENSIVE INCOME

The summary of activity of comprehensive income (loss) for the quarter and six months ended December 31, 2014 and 2013, is as follows:

	Quarter Ended December 31, 2014			Six Months Ended December 31, 2014
(in millions)	Before-Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount	Before-Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount
Foreign Currency Translation Adjustments:
Translation Adjustments Arising During the Period	$(38)	$—	$(38)	$(92)	$1	$(91)
Reclassification Adjustments Recognized in Net Income	—	—	—	—	—	—

Net Foreign Currency Translation Adjustments	(38)	—	(38)	(92)	1	(91)

Minimum Pension Liability:
Net Loss on Minimum Pension Liability Arising During the Period	—	—	—	(1)	—	(1)
Reclassification Adjustments Recognized in Net Income	—	—	—	—	—	—

Net Loss on Minimum Pension Liability	—	—	—	(1)	—	(1)

Total Other Comprehensive Income (Loss)	$(38)	$—	$(38)	$(93)	$1	$(92)

	Quarter Ended December 31, 2013			Six Months Ended December 31, 2013
(in millions)	Before-Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount	Before-Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount
Foreign Currency Translation Adjustments:
Translation Adjustments Arising During the Period	$2	$—	$2	$21	$(2)	$19
Reclassification Adjustments Recognized in Net Income	—	—	—	—	—	—

Net Foreign Currency Translation Adjustments	2	—	2	21	(2)	19

Interest Rate Swaps:
Unrealized Gain (Loss) Arising During the Period	11	(4)	7	18	(7)	11
Reclassification Adjustment Recognized in Net Income	—	—	—	—	—	—

Net Gain (Loss) on Interest Rate Swaps	11	(4)	7	18	(7)	11

Total Other Comprehensive Income (Loss)	$13	$(4)	$9	$39	$(9)	$30

Reclassification adjustment gains and losses are included in the unaudited condensed consolidated statements of income in “Interest Expense and Other, Net”.

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 11. BORROWINGS

Borrowings consisted of the following:

(in millions)	December 31, 2014	June 30, 2014
Senior Notes due 2014, 5.125% Less Unamortized Discount of $0.0 million at December 31, 2014 and $0.1 million at June 30, 2014, Effective Rate 5.360%	$—	$450
Senior Notes due 2019, 6.375% Less Unamortized Discount of $8.6 million at December 31, 2014 and $9.4 million at June 30, 2014, Effective Rate 6.601%	691	691
Senior Notes due 2023, 3.300% Less Unamortized Discount of $1.9 million at December 31, 2014 and $2.0 million at June 30, 2014, Effective Rate 3.311%	298	298
Senior Notes due 2017, 1.450% Less Unamortized Discount of $1.4 million at December 31, 2014 and $1.7 million at June 30, 2014, Effective Rate 1.498%	299	298
Senior Notes due 2024, 3.875% Less Unamortized Discount of $3.1 million at December 31, 2014 and $3.2 million at June 30, 2014, Effective Rate 3.895%	397	397
Senior Notes due 2044, 4.875% Less Unamortized Discount of $4.6 million at December 31, 2014 and $4.7 million at June 30, 2014, Effective Rate 4.919%	295	295
Euro Denominated Debt, Interest Averaging 3.52% at both December 31, 2014 and June 30, 2014, Due in Varying Installments through 2020	8	10
Other Obligations; Interest Averaging 8.86% at December 31, 2014 and 8.07% at June 30, 2014, Due in Varying Installments through 2017	4	5

Total Borrowings	1,992	2,444
Less: Current Portion	4	454

Long-Term Portion	$1,988	$1,990

Senior Unsecured Notes. We have outstanding unsecured senior obligations, including those indicated as “Senior Notes” in the borrowings table above (collectively, the “Senior Notes”). The Senior Notes are unsecured obligations and the discount on sale of the Senior Notes is amortized to interest expense utilizing the effective interest rate method. The indentures under which the Senior Notes were issued contain customary covenants, all of which we were in compliance with at December 31, 2014. We use the net proceeds from the sale of these Senior Notes for general corporate purposes, which include the repayment of our existing indebtedness.

On August 1, 2014, we used $450 million of our cash balances to repay upon maturity the $450 million aggregate principal amount of 5.125% senior notes due 2014.

For additional information regarding the terms of the Senior Notes, refer to note 13 to the audited consolidated financial statements included in our 2014 Annual Report on Form 10-K for the fiscal year ended June 30, 2014, filed with the SEC on August 11, 2014.

Euro Denominated Debt. In connection with our acquisition of Rowa in August 2011, we assumed a 9 million Euro debt facility comprised of four tranches with annual interest rates ranging from 2.65% to 3.75%. These loans are subject to certain customary covenants and payable in quarterly or semi-annual installments, with the final payment due in September 30, 2020. The aggregate outstanding balance on these loans was $8 million and $10 million at December 31, 2014 and June 30, 2014, respectively.

Revolving Credit Facility. We maintain a $750 million senior unsecured revolving credit facility which is set to mature on February 13, 2019. The credit facility, subject to certain conditions, provides us the option to increase the commitments by up to $250 million. At both December 31, 2014 and June 30, 2014, we had no amounts outstanding under the credit facility.

Borrowings under the credit facility bear interest at a rate per annum that is comprised of a reference rate, which is generally based upon the British Bankers Association LIBOR Rate, Federal Funds Rate, or prime rate, plus an applicable margin, which varies based upon CareFusion’s debt ratings. The credit facility also requires us to pay a quarterly commitment fee to

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

the lenders under the credit facility on the amount of the lender’s unused commitments thereunder based upon CareFusion’s debt ratings. The credit facility also contains several customary covenants, all of which we were in compliance with at December 31, 2014. While entering into the Merger Agreement constituted an event of default under the credit facility, we obtained a waiver for this event of default from the lenders under the credit facility. For additional information regarding the terms of the credit facility, refer to note 13 to the audited consolidated financial statements included in our 2014 Annual Report on Form 10-K, filed with the SEC on August 11, 2014.

Other Borrowings. We maintain other borrowings that consist primarily of additional notes, loans and capital leases, which totaled $4 million and $5 million at December 31, 2014 and June 30, 2014, respectively. Obligations related to capital leases are secured by the underlying assets.

Letters of Credit and Bank Guarantees. At December 31, 2014 and June 30, 2014, we had $20 million and $23 million, respectively, of letters of credit and bank guarantees outstanding.

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 12. INCOME TAXES

The effective tax rate was -14.1% and 0.4% for the quarter and six months ended December 31, 2014, respectively, as compared to 26.0% and 22.8% for the quarter and six months ended December 31, 2013, respectively.

The difference between the effective tax rate for the quarter and six months ended December 31, 2014, and the U.S. federal statutory rate of 35% is attributable to the favorable impact of settlements with tax authorities, the remeasurement of prior year uncertain tax benefits, and foreign earnings taxed at less than the U.S. statutory rate partially offset by unfavorable adjustments related to the United States taxation of certain foreign earnings as Subpart F income.

During the quarter ended December 31, 2010, we received an IRS Revenue Agent’s Report for fiscal years 2006 and 2007 that included Notices of Proposed Adjustment for additional taxes related to transfer pricing arrangements between foreign and domestic subsidiaries. Additionally, during the quarter ended September 30, 2014, we received an IRS Revenue Agent’s Report for fiscal years 2008 and 2009 that included Notices of Proposed Adjustment for additional taxes related to certain foreign earnings. We and Cardinal Health disagree with the IRS regarding its application of the United States Treasury regulations to the arrangements under review and the valuations underlying such adjustments and intend to vigorously contest them. The tax matters agreement that we entered into with Cardinal Health in connection with the spinoff generally provides that the control of audit proceedings and payment of any additional liability related to our business is our responsibility. We are currently before the IRS Appeals office for fiscal years 2006 and 2007, and continue to engage in substantive discussions related to these fiscal years. We expect to appeal the Notices of Proposed Adjustment for fiscal years 2008 and 2009.

During the quarter ended December 31, 2014, we entered into a settlement with the IRS in connection with an IRS Revenue Agent’s Report for the short period September 1, 2009 through June 30, 2010 that included Notices of Proposed Adjustment for additional taxes related to various matters. As a part of the settlement, we agreed to pay $4 million ($3 million, net of tax) including $1 million of interest to resolve certain matters included in the Notices of Proposed Adjustment. As a result of this settlement, we remeasured prior year uncertain tax benefits which resulted in a $54 million benefit, the impact of which is included in our financial results for the quarter ended December 31, 2014. The IRS Revenue Agent’s Report for the short period September 1, 2009, through June 30, 2010 included Notices of Proposed Adjustment for additional taxes related to certain foreign earnings. We disagree with the IRS regarding its application of the United States Treasury regulations to the arrangements under review and we expect to appeal this Notice of Proposed Adjustment.

We are currently subject to IRS audits for fiscal years 2011 through 2013.

It is reasonably possible that the amount of unrecognized tax benefits will significantly change due to one or more of the following events in the next twelve months: expiring statutes, audit activity, tax payments, other activity, or final decisions in matters that are the subject of controversy in various taxing jurisdictions in which we operate. The majority of this possible change relates to issues involving transfer pricing among our subsidiaries. Depending upon open tax examinations and/or the expiration of applicable statutes of limitation, we believe that the total amount of unrecognized tax benefits may decrease in an amount up to $100 million a portion of which, if recognized upon audit settlement, statute expiration, or other activity, would affect the 2015 effective tax rate.

We believe that we have provided adequate tax reserves for these matters. However, if upon the conclusion of these audits, the ultimate determination of taxes owed is for an amount that is materially different than our current reserves, our overall tax expense and effective tax rate may be materially impacted in the period of adjustment.

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 13. COMMITMENTS AND CONTINGENCIES

In addition to commitments and obligations in the ordinary course of business, we are subject to various claims, other pending and potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of our business. We assess contingencies to determine the degree of probability and range of possible loss for potential accrual or disclosure in our consolidated financial statements. An estimated loss contingency is accrued in our consolidated financial statements if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Because litigation is inherently unpredictable and unfavorable resolutions could occur, assessing contingencies is highly subjective and requires judgments about future events. When evaluating contingencies, we may be unable to provide a meaningful estimate due to a number of factors, including the procedural status of the matter in question, the presence of complex or novel legal theories, and/or the ongoing discovery and development of information important to the matters. In addition, damage amounts claimed in litigation against us may be unsupported, exaggerated or unrelated to reasonably possible outcomes, and as such are not meaningful indicators of our potential liability. We regularly review contingencies to determine the adequacy of our accruals and related disclosures. The amount of ultimate loss may differ from these estimates. It is possible that cash flows, financial position, or results of operations could be materially affected in any particular period by the unfavorable resolution of one or more of these contingencies. Whether any losses finally determined in any claim, action, investigation or proceeding could reasonably have a material effect on our business and financial condition will depend on a number of variables, including: the timing and amount of such losses; the structure and type and significance of any remedies; and the unique facts and circumstances of the particular matter that may give rise to additional factors.

Administrative Subpoenas. In April 2011, we received a federal administrative subpoena from the U.S. Department of Justice (“Department of Justice”) through the U.S. Attorney for the District of Kansas. In addition, in September 2011, we received a federal administrative subpoena from the Office of Inspector General (“OIG”) of the Department of Health and Human Services. In August 2012, we received another federal subpoena from the Department of Justice containing additional information requests. All three subpoenas requested documents and other materials that related primarily to our sales and marketing practices for our ChloraPrep skin preparation product and information regarding our relationships with healthcare professionals. In April 2013, we announced that we had reached an agreement in principle to pay the government approximately $41 million to resolve the government’s allegations. In connection with these matters, we also entered into a non-prosecution agreement and agreed to continue to cooperate with the government. During the year ended June 30, 2013, we recorded a charge to establish a reserve for the amount of the expected payment. In January 2014, we entered into a final settlement agreement with the government, and we paid the settlement.

FDA Consent Decree. We are operating under an amended consent decree with the FDA related to our infusion pump business in the United States. We entered into a consent decree with the FDA in February 2007 related to our Alaris SE pumps, and in February 2009, we and the FDA amended the consent decree to include all infusion pumps manufactured by or for CareFusion 303, Inc., our subsidiary that manufactures and sells infusion pumps in the United States. The amended consent decree does not apply to intravenous administration sets and accessories.

While we remain subject to the amended consent decree, which includes the requirements of the consent decree, we have made substantial progress in our compliance efforts. In accordance with the consent decree, we reconditioned Alaris SE pumps that had been seized by the FDA, remediated Alaris SE pumps in use by customers, and had an independent expert inspect the Alaris SE pump facilities and provide a certification to the FDA as to compliance. As a result of these efforts, in January 2010, we announced that the FDA had given us permission to resume the manufacturing and marketing of our Alaris SE pumps. In accordance with the amended consent decree, and in addition to the requirements of the original consent decree, we also implemented a corrective action plan to bring the Alaris System and all other infusion pumps in use in the United States market into compliance, had our infusion pump facilities inspected by an independent expert, and had our recall procedures and all ongoing recalls involving our infusion pumps inspected by an independent recall expert. In July 2010, the FDA notified us that we could proceed to the audit inspection phase of the amended consent decree, which included the requirement to retain an independent expert to conduct periodic audits of our infusion pump facilities over a four-year period. While we are no longer subject to these periodic audits, the FDA maintains the ability to conduct inspections of our infusion pump facilities. In addition, the amended consent decree authorizes the FDA, in the event of any violations in the future, to order us to cease manufacturing and distributing, recall products and take other actions. We may be required to pay damages of $15,000 per day per violation if we fail to comply with any provision of the amended consent decree, up to $15 million per year.

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

We cannot currently predict the outcome of this matter, whether additional amounts will be incurred to resolve this matter, if any, or the matter’s ultimate impact on our business. We may be obligated to pay more costs in the future because, among other things, the FDA may determine that we are not fully compliant with the amended consent decree and therefore impose penalties under the amended consent decree, and/or we may be subject to future proceedings and litigation relating to the matters addressed in the amended consent decree. As of December 31, 2014, we do not believe that a loss is probable in connection with the amended consent decree, and accordingly, we have no reserves associated with compliance with the amended consent decree.

Other Matters. In addition to the matters described above, we also become involved in other litigation and regulatory matters incidental to our business. These matters arise in the ordinary course and conduct of our business, and at times, as a result of our mergers, acquisitions and divestitures. They include, but are not limited to, product liability claims, employment matters, commercial disputes, intellectual property matters, inclusion as a potentially responsible party for environmental clean-up costs, and employment matters. As a result of the proposed Merger with BD, we are also subject to putative class action lawsuits in Delaware and California challenging the proposed merger transaction. On December 31, 2014, we entered into a memorandum of understanding providing for the settlement of the Delaware actions. If the proposed settlement is finally approved by the Delaware Court of Chancery, it will release all claims in all actions, including the Delaware actions and California actions, that were or could have been brought challenging any aspect of the proposed merger or the merger agreement and any disclosure made in connection therewith (excluding any demand for appraisal under Section 262 of the General Corporation Law of the State of Delaware). The impact of the settlements is not expected to be material to our consolidated financial statements.

We may also determine that products manufactured or marketed by us, or our sales and marketing practices for such products, do not meet our specifications, published standards or regulatory requirements. When a quality or regulatory issue is identified, we investigate the issue and take appropriate corrective action. We may be required to report such issues to regulatory authorities, which could result in fines, sanctions or other penalties. In some cases, we may also withdraw a product from the market, correct a product at the customer location, notify the customer of revised labeling and take other actions. We have recalled, and/or conducted field alerts relating to, certain of our products from time to time. These activities can lead to costs to repair or replace affected products, temporary interruptions in product sales and action by regulators, and can impact reported results of operations. We currently do not believe that these activities (other than those specifically disclosed herein) have had or will have a material adverse effect on our business or results of operations.

NOTE 14. FINANCIAL INSTRUMENTS

We use derivative instruments to partially mitigate our business exposure to foreign currency exchange and interest rate risk. We may enter into foreign currency forward contracts to offset some of the foreign exchange risk of expected future cash flows on certain forecasted revenues and expenses and on certain assets and liabilities. We hedge foreign currency exposure up to a maximum period of twelve months. We may also enter into interest rate swap agreements to manage variability of expected future cash flows and interest expense related to our existing debt, and future debt issuances.

We had no derivatives designated as hedging instruments as of December 31, 2014 and June 30, 2014.

Cash Flow Hedges. We may enter into foreign currency forward contracts to protect the value of anticipated foreign currency revenues and expenses associated with certain forecasted transactions. We also enter into interest rate swap contracts to manage the variability of expected future cash flows from changing interest rates. These derivative instruments are designated and qualify as cash flow hedges. Accordingly, the effective portion of the gain (loss) on the derivative instrument is reported as a component of Accumulated Other Comprehensive Income (“AOCI”) and reclassified into earnings in the same line item associated with the forecasted transaction and in the same period during which the hedged transaction affects earnings. The ineffective portion of the gain (loss) on the derivative instrument is recognized in earnings immediately. The impact of interest rate swap contract and foreign currency forward contract cash flow hedges is included in the unaudited condensed consolidated statements of cash flows in “Other Accrued Liabilities and Operating Items, Net”.

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

No foreign currency forward contracts were outstanding at December 31, 2014 and June 30, 2014.

No interest rate swap contracts were outstanding at December 31, 2014 and June 30, 2014.

The amounts reclassified from AOCI to the consolidated statements of income related to the interest rate swaps, which were settled in May 2014, were not material for the quarters and six months ended December 31, 2014 and 2013.

Fair Value (Non-Designated) Hedges. We enter into foreign currency forward contracts to manage foreign exchange exposure related to intercompany financing transactions and other balance sheet items subject to revaluation that do not meet the requirements for hedge accounting treatment. Accordingly, these derivative instruments are adjusted to current market value at the end of each period. The gain (loss) recorded on these instruments is substantially offset by the remeasurement adjustment on the foreign currency denominated asset or liability. The settlement of the derivative instrument and the remeasurement adjustment on the foreign currency denominated asset or liability are both recorded in the unaudited condensed consolidated statements of income in “Interest Expense and Other, Net”. The maximum period of time that we hedge exposure for foreign currency fair value hedges is 31 days.

The following table summarizes the notional amount of the fair value hedges outstanding as of December 31, 2014 and June 30, 2014:

(in millions)	December 31, 2014	June 30, 2014
Foreign Currency Forward Contracts	$77	$60

The following table summarizes the gain (loss) recognized in earnings for fair value hedges outstanding for the quarters and six months ended December 31, 2014 and 2013:

	For the Quarters Ended December 31,		For the Six Months Ended December 31,
(in millions)	2014	2013	2014	2013
Foreign Currency Forward Contracts	$2	$—	$4	$(2)

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 15. FAIR VALUE MEASUREMENTS

Assets and Liabilities Measured at Fair Value on a Recurring Basis. The following table presents information about our financial assets and liabilities that are measured at fair value on a recurring basis, and indicates the fair value hierarchy of the valuation techniques we utilize to determine such fair value as of December 31, 2014 and June 30, 2014:

	As of December 31, 2014
(in millions)	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash Equivalents	$1,494	$1,494	$—	$—
Other Investments	28	24	4	—

Total Financial Assets	$1,522	$1,518	$4	$—

Financial Liabilities:
Contingent Consideration	$2	$—	$—	$2

Total Financial Liabilities	$2	$—	$—	$2

	As of June 30, 2014
(in millions)	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash Equivalents	$1,988	$1,988	$—	$—
Other Investments	25	22	3	—

Total Financial Assets	$2,013	$2,010	$3	$—

Financial Liabilities:
Contingent Consideration	$8	$—	$—	$8

Total Financial Liabilities	$8	$—	$—	$8

The cash equivalents balance is comprised of highly liquid investments purchased with a maturity of three months or less from the original purchase date. The other investments balance includes investments in mutual funds classified as “Other Assets” in the unaudited condensed consolidated balance sheets, all related to our deferred compensation plan. Both the cash equivalents and other investments classified as Level 1 were valued based on quoted market prices for identical instruments. Assets classified as Level 2 relate to a portion of other investments not classified as Level 1. The fair value of other investments classified as Level 2 is determined based on quoted market prices for similar instruments or observable inputs other than quoted market prices. The amount of assets classified as Level 3 at December 31, 2014 and June 30, 2014 were not material. Liabilities classified as Level 3 relate to business combination contingent consideration arrangements and are recorded within either “Other Accrued Liabilities” or “Other Liabilities” in the unaudited condensed consolidated balance sheets based on the timing of the associated underlying payments. The corresponding purchase agreements require future payments based on the achievement of certain post-combination performance metrics of the acquired businesses, such as net revenues, gross profit, or date of first commercial sale and are summarized in the table below for the quarter ended December 31, 2014.

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table summarizes the changes in liabilities classified as contingent consideration:

(in millions)	Total
Future Gross Expected Payments at June 30, 2014	$16

Carrying Value at June 30, 2014	$8
Acquisition Date Fair Value of Contingent Consideration	2
Change in Fair Value Included in Expense	(8)
Payments	—

Carrying Value at December 31, 2014	$2

Future Gross Expected Payments at December 31, 2014	$2

Other Instruments. The estimated fair value of our long-term obligations and other short-term borrowings was $2,145 million and $2,588 million as of December 31, 2014 and June 30, 2014, respectively, as compared to the net carrying amounts of $1,992 million and $2,444 million at December 31, 2014 and June 30, 2014, respectively. The fair value of our senior notes at December 31, 2014 and June 30, 2014 was based on quoted market prices, which involved the use of Level 1 inputs. The fair value of the other obligations at December 31, 2014 and June 30, 2014, was based on the quoted market prices for either the same or similar debt, which involved the use of observable Level 2 inputs. The fair value of the Rowa debt facility at December 31, 2014 and June 30, 2014 were determined using a discounted cash flow analysis, which approximated its carrying value. We considered the interest rates of European instruments with similar maturity dates, which involved the use of significant unobservable Level 3 inputs. See note 11 for further information.

NOTE 16. PRODUCT WARRANTIES

We offer warranties on certain products for various periods of time. We accrue for the estimated cost of product warranties at the time revenue is recognized. Our product warranty liability reflects management’s best estimate of probable liability based on current and historical product sales data and warranty costs incurred.

The tables below summarize the changes in the carrying amount of the liability for product warranties for the quarters ended December 31, 2014 and 2013:

(in millions)
Balance at June 30, 2014	$16
Warranty Accrual	8
Warranty Claims Paid	(6)
Adjustments to Preexisting Accruals	(2)

Balance at December 31, 2014	$16

(in millions)
Balance at June 30, 2013	$18
Warranty Accrual	5
Warranty Claims Paid	(4)
Adjustments to Preexisting Accruals	(4)

Balance at December 31, 2013	$15

As of December 31, 2014 and 2013, approximately $2 million and $4 million, respectively, of the ending liability balances related to accruals for product recalls.

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 17. SEGMENT INFORMATION

Our operations are principally managed on a products and services basis, and the Medical Systems and Procedural Solutions segments focus primarily on our medical equipment business lines and disposable products business lines, respectively.

We report segment information based on the management approach. The management approach designates the internal reporting used by the Chief Operating Decision Maker (“CODM”), for making decisions and assessing performance as the source of our reportable segments. The CODM is our Chief Executive Officer. The CODM allocates resources to and assesses the performance of each operating segment using information about its revenues and operating income (loss) before interest and taxes. We have determined our reportable segments as follows based on the information used by the CODM.

Medical Systems. The Medical Systems segment is organized around our medical equipment business lines. Within the Medical Systems segment, we operate our Dispensing Technologies, Infusion Systems and Respiratory Technologies business lines. The Dispensing Technologies business line includes equipment and related services for medication and supply dispensing. The Infusion Systems business line includes infusion pumps and dedicated disposable infusion sets and accessories. The Respiratory Technologies business line includes respiratory ventilation and diagnostics equipment and dedicated consumables used during respiratory diagnostics and therapy. We also include our data mining surveillance service business within the Medical Systems segment, which we report as “Other.”

Procedural Solutions. The Procedural Solutions segment is organized around our disposable products and reusable surgical instruments business lines. Within the Procedural Solutions segment, we operate our Infection Prevention, Medical Specialties and Specialty Disposables business lines. The Infection Prevention business line includes single-use skin antiseptic and other patient-preparation products and specialty IV infusion valves, administration sets and accessories. The Medical Specialties business line includes interventional specialty products used for biopsy, drainage and other procedures, as well as reusable surgical instruments. The Specialty Disposables business line includes non-dedicated disposable ventilator circuits and oxygen masks used for providing respiratory therapy, as well as single-use consumables for respiratory care and anesthesiology.

We evaluate the performance of our operating segments based upon, among other things, segment profit. Segment profit is segment revenue less segment cost of products sold, SG&A expenses, research and development expenses and restructuring and acquisition integration charges. With the exception of testing for goodwill impairment, we do not identify or allocate assets by operating segment; accordingly, certain segment related disclosures with respect to assets have been omitted. See note 9.

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table presents information about our reportable segments for the quarters ended December 31, 2014 and 2013:

(in millions)	Medical Systems	Procedural Solutions	Total
December 31, 2014:
External Revenues	$645	$424	$1,069
Depreciation and Amortization	28	22	50
Operating Income	125	53	178
December 31, 2013:
External Revenues	$587	$335	$922
Depreciation and Amortization	32	15	47
Operating Income	109	43	152

The following table presents information about our reportable segments for the six months ended December 31, 2014 and 2013:

(in millions)	Medical Systems	Procedural Solutions	Total
December 31, 2014:
External Revenues	$1,173	$818	$1,991
Depreciation and Amortization	56	43	99
Operating Income	209	95	304
December 31, 2013:
External Revenues	$1,111	$641	$1,752
Depreciation and Amortization	64	29	93
Operating Income	183	85	268

The following table presents revenue and net property and equipment by geographic area:

	Revenue				Property and Equipment, Net
	Quarters Ended December 31,		Six Months Ended December 31,		As of December 31,	As of June 30,
(in millions)	2014	2013	2014	2013	2014	2014
United States	$811	$709	$1,506	$1,358	$322	$329
International	258	213	485	394	113	119

Total	$1,069	$922	$1,991	$1,752	$435	$448

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table presents the revenue information for select business lines within each of the segments for the quarters and six months ended December 31, 2014 and 2013:

	Quarters Ended December 31,		Six Months Ended December 31,
(in millions)	2014	2013	2014	2013
Medical Systems
Dispensing Technologies	$264	$236	$489	$447
Infusion Systems	269	247	482	466
Respiratory Technologies	106	96	191	184
Other	6	8	11	14

Total Medical Systems	$645	$587	$1,173	$1,111
Procedural Solutions
Infection Prevention	$180	$168	$347	$317
Medical Specialties	96	89	187	178
Specialty Disposables	148	78	284	146

Total Procedural Solutions	$424	$335	$818	$641

Total CareFusion	$1,069	$922	$1,991	$1,752